Exhibit 99.1

N2OFF Signs Definitive Agreement to Acquire Next-Gen Computational Drug Discovery Company, Targeting Hard To Treat Cancers

Neve Yarak, Israel, February 26, 2025 (GLOBE NEWSWIRE) — N2OFF, Inc.\ (NASDAQ: NITO) (FSE:80W) (“N2OFF” and the “Company”), a clean tech company engaged in sustainable solutions for solar energy, energy battery storage and innovation for agri- tech, announced today that it has entered a definitive agreement to acquire MitoCareX Bio Ltd. (“MitoCareX”), a biotech company focused on drug discovery targeting cancer therapeutics, with a range of other potential diseases and disorders, through targeting the mitochondrial SLC25 protein family.

N2OFF entered into a securities purchase and exchange agreement to acquire full ownership of MitoCareX from SciSparc Ltd (NASDAQ:SPRC), Dr. Alon Silberman, and Prof. Ciro Leonardo Pierri (the “Sellers”). Under the agreement, N2OFF will purchase 4,961 shares from SciSparc for $700,000 and exchange additional shares with all Sellers for common stock totaling 40% of the Company’s fully diluted capital stock. The Sellers will collectively be entitled to 30% of N2OFF’s financing proceeds (capped at $1.6 million) for five years. Upon closing, MitoCareX will become a wholly owned subsidiary of N2OFF, with its board reconstituted with N2OFF appointees. The transaction is subject to the approval of N2OFF’s stockholders.

In addition, under the terms of the agreement, the Sellers will be entitled to milestone-based issuances of up to 25% of common stock of N2OFF, calculated on a fully diluted basis.

MitoCareX is focusing on the development of novel therapies for hard-to-treat cancers by targeting proteins belonging to the mitochondrial SLC25 protein family. MitoCareX’s drug discovery activities rely on the ability to generate reliable 3D comparative modeling for its proteins of interest, which further allows the potential identification of anti-cancer small molecule therapeutics. Furthermore, by leveraging its advanced in-vitro screening systems related to mitochondria, MitoCareX corroborates the anti-cancer biological activity of small molecules discovered through its computational platform. According to Coherent Market Insights report, the global Cancer Therapeutics and Biotherapeutics market was estimated to be valued at $194.1B in 2024 and is expected to reach $344.1B by 2031.

This agreement also contemplates a commitment by the Company to financially support MitoCareX’s operations during the first two years following the closing, including an initial cash investment of $1,000,000.

Mr. Amitay Weiss, Chairman of the Board of Directors of N2OFF, also serves as the Chairman of the Board of Directors of SciSparc. Additionally, Ms. Liat Sidi, a member of N2OFF’s Board of Directors, also serves as a member of the Board of Directors of SciSparc.

About MitoCareX Bio

MitoCareX Bio Ltd. is a computationally advanced - drug discovery company specializing in the development of novel therapies for hard-to-treat, cancers. By leveraging its cutting-edge computational capabilities alongside advanced mitochondria related in vitro capabilities, the company performs drug discovery with a focus on the mitochondrial SLC25 protein family to identify and develop breakthrough oncology treatments. MitoCareX’s innovative approach combines computational chemistry, structural biology and precision medicine, accelerating the discovery of next-generation cancer therapeutics. For more information: https://mitocarexbio.com/

About N2OFF Inc:

N2OFF, Inc. (formerly known as Save Foods, Inc.) is a clean tech company engaged in sustainable solutions for energy and innovation for agri- tech. Through its operational activities it delivers integrated solutions for sustainable energy, greenhouse gas emissions reduction and safety, quality solutions for the agri- tech market. NTWO OFF Ltd., N2OFF’s majority-owned Israeli subsidiary, aims to tackle greenhouse gas emissions, offering a pioneering solution to mitigate nitrous oxide (N2O) emissions, a potent greenhouse gas with 310 times the global warming impact of carbon dioxide. NTWO OFF Ltd., aims to promote agricultural practices that are both environmentally friendly and economically viable. N2OFF recently entered the solar PV market and will provide funding to Solterra Renewable Energy Ltd. for a current project with total Capacity of 111 MWp, as well as potential future projects. Save Foods Ltd., N2OFF’s majority-owned Israeli subsidiary, focuses on post-harvest treatments in fruit and vegetables to control and prevent pathogen contamination. For more information on Save Foods Ltd. and NTWO OFF Ltd. visit our website: www.n2off.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties the potential synergies between N2OFF and MitoCareX, the likelihood that the stockholders of N2OFF will approve the transaction with MitoCareX and the Sellers discussed in this press release, operational and business opportunities available to N2OFF following the acquisition of MitoCareX, and the potential benefits MitoCareX can present to N2OFF if the transaction is approved by the stockholders of N2OFF. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in N2OFF’s Registration Statement on Form S-1/A filed with the SEC on February 14, 2025, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contact:

Michal Efraty

michal@efraty.com